FEE AGREEMENT

AGREEMENT, effective as of April 18, 2011, between Huntington Asset Services, Inc., a Delaware corporation (“Huntington”) and Bruce Fund, a Maryland business trust (the “Fund”).

WHEREAS, the Trust has retained Huntington to provide certain transfer agent, fund accounting, fund administration, and anti-money laundering services (the “Services”) to the Fund pursuant to a Mutual Fund Services Agreement dated October 15, 2004 as amended (the “Services Agreement”); and

WHEREAS, Huntington and the Fund wish to set forth their mutual understanding and agreement regarding the fees to be paid to Huntington pursuant to the Services Agreement in connection with Services provided to the Funds;

NOW, THEREFORE, Huntington and the Fund hereby agree as follows:

1.
During the term of this Fee Agreement, Huntington shall be entitled to the fees set forth in the fee schedules included in the Services Agreement, as such fee schedules may have been amended from time to time.  The fees included in such fee schedules are hereby further amended by the terms of Exhibit A hereto.  Additional services not contemplated in these fee schedules will be negotiated on a case-by-case basis.  Such additional services shall include services provided as a result of new regulations or requirements, as well as additional services provided at the request of the Trust or the Adviser.

2.
This Fee Agreement shall be effective for a term of 24 months, beginning on April 18, 2011 and ending on April 18, 2013.  This Fee Agreement, including the fee schedules included in Exhibit A, may be modified or amended during its term by mutual written agreement between the parties.

3.	The term of the Services Agreement with respect to the Funds shall be extended to April 18, 2013.

4.
Any terms or provisions of the Services Agreement not specifically modified by this Fee Agreement and any fees not specifically modified by Exhibit A to this Fee Agreement shall remain in full force and effect with respect to the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be signed by their respective duly authorized officers effective as of the day and year first above written.

BRUCE FUND, INC.                                                                           HUNTINGTON ASSET SERVICES, INC.

By: /s/ Robert B. Bruce                                                                           By: /s/ Matthew J Miller

Print Name: Robert B. Bruce                                                                Print Name: Matthew J. Miller

Title: Pres.                                                                                      Title: Vice President

Date: 4/18/11

Attest: /s/ John C. Swhear

EXHIBIT A
FUND ADMINSTRATION FEE SCHEDULE

Blue Sky Filing Fees- modified from $50 per permit to pass through of vendor costs.

TRANSFER AGENCY FEE SCHEDULE

Annual Per Account Fee for Application of AML Program Procedures-modified from $3 per non-exempt shareholder account to $1 per non-exempt shareholder account.

AGRED AND APPROVED:

Bruce Fund, Inc.                                                         Huntington Asset Services, Inc.

BY:   /s/ Jeffrey Bruce            4/21/11                       BY:  /s/ Matthew J. Miller   4/18/11
          Jeffrey Bruce                 (Date)                                                                  (Date)

                                                                                    BY: /s/ John C. Swhear       4/18/2011

(Date)